Exhibit 99(b)(2)

AMENDMENT NO. 1

to

AMENDED & RESTATED

BY-LAWS

of

THE MERGER FUND

A Massachusetts Business Trust

The following amendments to the Amended and Restated By-Laws (the “By-Laws”) of The Merger Fund (the “Trust”) were duly adopted by resolution of a majority of the Trustees of the Trust at a meeting of the Trustees held on November 16, 2022.

1.	All references to the Chairman shall hereafter refer to the Chair.

2.	Section 2 (Notice of Meetings) of Article III (Shareholders) of the By-Laws is hereby amended to read in its entirety as follows:

Notice of all meetings of the Shareholders, stating the time, place and purposes of the meeting, shall be given by the Trustees by mail to each Shareholder at his address as recorded on the register of the Trust, mailed at least ten (10) days and not more than sixty (60) days before the meeting. Only the business stated in the notice of the meeting shall be considered at such meeting. Any adjourned meeting, which may be at the discretion of the chairman, may be held as adjourned without further notice. No notice need be given to any Shareholder who shall have failed to inform the Trust of his current address or if a written waiver of notice, executed before or after the meeting by the Shareholder or his attorney thereunto authorized, is filed with the records of the meeting.

Approved: November 16, 2022